Exhibit 99.2

C O R P O R A T E P A R T I C I P A N T S

Rory J. Cutaia, Founder, President, Chief Executive Officer and Chairman of the Board

Jeff Clayborne, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Kinstlinger, Alliance Global Partners

P R E S E N T A T I O N

Operator

Good afternoon, and welcome to the Third Quarter 2020 Financial Results Conference Call for Verb Technology Company. Please be advised this call is being recorded at the Company’s request.

On our call today are Mr. Rory J. Cutaia, CEO, and Mr. Jeff Clayborne, CFO.

Before we begin, I would like to remind everyone that statements made during this conference call will include forward-looking statements under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties that could cause actual results to differ materially. Forward-looking statements speak only as of the date they are made. Except as required by law, as the underlying facts or circumstances may change, Verb Technology Company disclaims any obligation to update these forward-looking statements, as well as those contained in the Company’s current and subsequent filings with the SEC.

The Company also notes that, in addition to these results, under generally acceptable accounting principles, or GAAP, discussed on this call, the Company will also present two non-GAAP measures as the supplemental measures of this performance: quarterly recurring subscription revenue, or QRR, and annual recurring revenue, or ARR. Although QRR and ARR are commonly used by companies in the SaaS base, neither is a recognized measurement under GAAP and should not be considered as an alternative to the Company’s net income, income from operations, or any other performance measures derived in accordance with GAAP as an alternative to cash flow from the Company’s activities as a measure of liquidity.

I would now like to turn the call over to Mr. Rory J. Cutaia, CEO. Rory, you may begin.

Rory J. Cutaia

Thank you, and I thank everyone for joining us today for our Third Quarter 2020 Financial Results Conference Call.

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Here’s our agenda for the call. First, we’ll bring everyone up to date on our progress over the past three months, and since this will be the last formal report for 2020, I’ll provide some product-focused review of the year, where we are, how we got here, and then I’ll provide some insights into some of the exciting things we have planned for the balance of this year and the first quarter of 2021. Next, I’ll provide some high level color around our third quarter numbers, which, by the way, now represent six consecutive quarters of SaaS revenue growth, half of which we produced during a global pandemic and a collapse in the economy, an otherwise very difficult period of time in which we, nevertheless, enjoyed unprecedented record-breaking growth, and while we continue to focus on our underlying bread-and-butter Verb CRM business, we were still able to allocate resources to the development of certain new products and services, that I’ll talk about today, that we believe can propel this Company into 2021, and beyond. Then, I’ll turn it over to Jeff Clayborne, our CFO, for some scintillating detail around the P&L, balance sheet, cap table and financings, and after Jeff’s financial presentation, we’ll take some questions.

So, with that agenda for the call, let’s get started.

I think we all hoped the election would have been behind us by now and all of the uncertainty that evokes, but, unfortunately, we remain a divided nation navigating uncharted post-election waters, with the impact on the economy and the markets still to be determined. COVID-19 continues to dominate, redefining every aspect of our personal and our professional lives. If we had a dollar for every I hear the phrase the “new normal,” I’d ask the Board to declare a dividend and distribute a fortune to our shareholders, and while I have no illusions that the world will become a safer, friendlier, more inclusive, or at least a less divisive, place any time soon, you know, I nevertheless have an extraordinarily high level and optimism about our Company, our business and prospects for meaningful growth.

Yes, we’re all familiar with the philosophy that difficult, challenging times are really just new opportunities waiting to be uncovered, and I certainly subscribe to that, but this is not that. This is really more than that. You see, I may not have great visibility on what lies ahead for our country, the economy or the world at large, but I do have great visibility on what lies ahead for Verb. What many people may not realize is that what we’re reporting today and what we’ll report next quarter and the next are based entirely on choices we made as a company a year ago, on strategies and planning we put in place long before these things come to market, and long before they are reflected in the revenue line on our P&L.

Some of those choices and strategies, we’re permitted to share as and when they’re adopted and developed, and, as you know, I always—sometimes to my detriment—opt for greater transparency, though some choices are not yet disclosable for a variety of reasons. But, the passage of time does, indeed, provide a great barometer against which we can validate and measure the choices we’ve made as a company, and right now that barometer, that serves to bolster my confidence. I’m witnessing the progress we’ve made, and are making, toward the numerous initiatives we’ve undertaken, that I believe can translate into the hyper-growth I referenced in our last earnings call, that I intend to deliver, some of which I’d like to share with you today, but first let me provide a bit of context.

While we are a NASDAQ-listed company, an achievement we’re really very proud of, we’re still very much an early-stage company and, unlike much more mature companies, nothing about our business is on autopilot. We’re up to 185-some-odd Verb team members now, and all of us are in it, working it hard, every day, and we’re not letting COVID-19 or anything else get in our way or slow us down. Sure, we’ve had our share of setbacks and delays and disappointments, and we’ve made our share of mistakes, all of which I take full responsibility for, but we’ve also had our share of breakthroughs and successes and triumphs, all of which I attribute to my team, which, by the way, as you may have noticed, continues to expand with some serious talent brought on specifically to lead some of our bolder initiatives, and so I feel confident stating that the greatest successes and triumphs lie ahead, and while I put that big forward-looking statement parenthesis around some of these words, let me provide some background.

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One year ago, I announced a bold initiative for 2020, a novel, groundbreaking technology for which we had developed a working prototype, that I believed then, but never more so than I do now, would produce enormous value for our shareholders. It was a true interactive live broadcast video, designed for use by anyone, not just technical wizards, a technology that would empower a new e-commerce paradigm. We called it verbLIVE. It evolved from an earlier plan to build that capability into Facebook Live. As development progressed, the cooperation we expected from Facebook didn’t materialize, so we switched gears to build our own platform to support the interactive live stream e-commerce. But, based on the scope of work, the feature set that we envisioned for that product, and the fact that we were able to stand up a solid prototype, we believed we could deliver it in the first quarter of 2020.

The truth is we didn’t know what we didn’t know, and as development proceeded and as the market began to contemplate the enormous far-reaching implications of the technology, we realized there it was so much a final product release needed to include, and, much to the dismay of those of you who really anxiously awaited the release of verbLIVE and its associated expected revenue stream, the release of the final product continued to be pushed, while we refined it, readied it for global release, and hardened it to accommodate substantially more simultaneous users than many of today’s popular webinar products will accommodate.

As I’ve said many times before, nothing, nothing truly great is easy, and verbLIVE was no exception. It’s been hard, but oh so worth it, and here’s why. The market at large has now begun to catch up. There are more and more articles appearing in mainstream press about the coming savior of retail, live stream e-commerce, which, of course, is the vision that we laid out more than three years ago, before anyone even contemplated a consumer-level interactive live stream broadcast product. It’s now a product that sells itself. I’ve already talked about the backlog we have waiting of broad-based release. VerbLIVE is the type of app that has the ability to go viral and attract users with little to no intervention by us, because the very use of it by users attracts other users. That’s how I define the viral factor.

The work we’ve done on verbLIVE, and all we’ve learned along the way, has opened our eyes to possibilities for correlated products and value-creation opportunities—in fact, an entirely new platform, a new vertical, that we believe will usher in an entirely new era that is far beyond what we had previously envisioned, and as best as we can determine so far, beyond what anyone else is currently contemplating, which is why we’re keeping some of these things tightly under wraps.

We set out to dedicate 2020 to laying the foundation to support these new, and as yet undisclosed, initiatives that are big, bold, truly audacious undertakings, that I believe we can and will deliver in 2021. But now, as we’re getting closer, I’ve begun assembling the teams that are capable of delivering these initiatives and bringing them to market. So far, you’ve only seen the new members with big titles that we’re obligated to disclose in 8-K filings and press releases, so you know we’re attracting some really serious talent, and there’s a reason. These people could go anywhere. There’s a reason they want to be here. However, unlike what I did with my early, perhaps premature, disclosures around verbLIVE, for competitive reasons, I’m going to refrain for the time being from disclosing anything more about these projects. Bear with us. Bear with us on these things. You won’t be disappointed.

For those new to our Company—and apparently the data shows we added a significant number of new investors again this past quarter—welcome to Verb. You should know that we make it a point to be available and accessible for questions, comments and other input from our shareholders, whom we consider to be our co-owners, and you can expect to be treated as such. So, even if you don’t get a chance to ask a question today, feel free to send us an email and we’ll be sure to respond.

For our loyal, long-term shareholders, well, this is for you. I apologize for having been less visible, less Shack videos, less vocal over this past year than I’ve been in the past when I was providing regular and consistent video updates, but you see, we’ve been heads down, executing at a furious pace. As I told you, 2020 was the year we laid the new foundation and shored it up, and right now, right now we’re in our groove. We know exactly where we are and where we’re going. All of us, all 185 of us, we see clearly what lies ahead, and we can’t wait to get there.

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We haven’t forgotten that so many of you have been on this journey with us. You’ve been through the ups, the downs, the seemingly endless periods of stagnation in the price of our shares, and even though you don’t know what we know, you don’t see what we see, you’ve stuck it out with us. So, I want to say that we appreciate you, we feel you, and because you’ve placed your trust and confidence in us, which I’m sure has been shaken from time to time, well, you make us want to deliver those results even more. You inspire us, you drive us, and we want this as much for you, if not more than we want it for ourselves. You’ve been patient, you’ve been supportive, and we want you to know that all of us at Verb are working really hard to reward that patience.

So, let me share some things that we’re excited about. Let’s talk verbLIVE.

In our last earnings call, I walked you through the total addressable market of more than 460,000 users that comprise the list of clients that have already signed up for verbLIVE during our prelaunch earlier this year, and I told you that even if we only picked up 10% of them—again, these are users from companies that have already committed to verbLIVE as soon as we can release it—we generate meaningful monthly recurring revenue. I believe we talked about something north of $5 million a year of recurring revenue from that pool of users. I call them the low-hanging fruit.

I told you we needed to shore up the platform to accommodate the higher than originally projected number of users on the platform, so let me explain that a bit.

If you take a look at any of the popular big-boy video conference platforms out there, you’ll notice that they limit the number of viewers on a webinar to 250. Well, we have a client that wants to host verbLIVE events with 45,000 viewers. We have another one that wants to host a verbLIVE event with 1,000 viewers. They’ve looked at all the other platforms out there. These are billion-dollar enterprises, but they want verbLIVE. They want our innovative, industry-first features and functionality. So, we need to get this right. We don’t want the platform to become overloaded and crash it. Again, we don’t know how rapid the adoption and user rates will ramp, but given the backlog and pent-up demand, we have to be prepared for rapid growth.

I’m happy to report that we now project the broad release of verbLIVE first to the backlog and then to everyone else in December. That’s just coming up here in a few weeks. We’re planning on a series of Cyber-Monday promo events with several of our first customers to get verbLIVE, to kick things off, and we’ll keep you informed through our normal media and marketing channels.

Okay, so that’s great news for shareholders, as it’s been a long time coming, and if the results are anything like we expect, there will be a lot to celebrate, but there’s more. Let’s talk about execution, let’s talk about delivering the goods.

I’ve talked about our pursuit of hyper-growth initiatives, but intentionally didn’t share more details, until now, because these are now at the point where they’re no longer a year away—in fact, some are not even a month away. Don’t ask me for specific dates, I’ve fallen into that trap far too many times, but I wouldn’t be talking about them if I didn’t believe that they weren’t imminent.

This first one is another industry first, an amazing verbLIVE feature we’ve kept under wraps until now, and, yes, I’ve been severely criticized for oversharing or sharing too soon, I’ve heard some say I’ve hyped products, but, look, if I’m genuinely excited as heck about things we’re working on to bring to market and I want to share it with my co-owners, that’s not hype, that’s just honesty, that’s just transparency, which many investors just find hard to recognize. So, I probably shouldn’t say anything until it’s already in the market generating millions of dollars, but, honestly, I just can’t wait anymore to share it. So, say what you will, here we go.

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We call this our attribution feature, and let me tell you why it matters, why I call it one of the hyper-growth initiatives for Verb, and I credit our own McKinley Oswald with the original idea for this one. So, picture this. Suppose I’m planning on hosting a verbLIVE event to promote a book and sell my new book, okay, which I definitely will write at some point. So, I send a verbLIVE invite to all my contacts and I’ll post on social media to attract the largest audience I can, but my list of contacts isn’t that big, nor is my social media following, but I know a few big-name influencers with massive followings. So, with our new attribution feature, I can call them and say, “Hey, you know what? I don’t really have a big, gigantic, massive following.” So, I want to sell my book. I’m going to call a few big-time influencers that I know that have these massive followings, right, and with our new attribution feature, I’m going to say, “Look, share my book sale verbLIVE event with all your followers and I’m going to pay you a percentage of each book sale made to each of your followers that joins my verbLIVE event and buys my book.” Okay? Isn’t that cool, right? Now, think about that. Now, think about it in the context of direct sales companies. So, I’ll host an event. All the members of my team will invite their prospects to watch it, and my team members get credit for every sale to their prospects that they invited to my event, right? Powerful.

Well, that’s what we’re expecting to launch with. Again, because we already have a massive built-in audience for it, you’ll expect to see that in Q1. That’s our attribution feature. As big as we think that can be right out of the gate in direct sales, just think about the implications of that feature outside of direct sales. Think about how that could drive adoption and subscriptions for verbLIVE.

So, that leads me to the next hyper-growth initiative. As many of our enterprise clients are in the direct sales space, we know very well how that model can support massive, rapid growth. Well, a corollary to the direct sales model is the affiliate marketing model. Affiliate marketing has actually been adopted by companies like Shopify, among, many, many others who you know, will pay a monthly recurring fee for anyone that refers clients and customers to them. In fact, the data shows that many of these companies, that are not, by any means, direct sales companies, well, they experience the greatest rates of growth upon adopting a well-structured affiliate sales program. So, I’m proud to report that for the past year we’ve been hard at work developing our own affiliate sales program. It began by recruiting top affiliate sales talent to design, develop and manage the program, and now it’s scheduled to launch in January with the release of the standalone version of verbLIVE.

All right, you ready for more? Okay.

You’ve heard me talk about how Verb CRM is, for the most part, a white labelled enterprise sales tool that requires an onboarding process involving custom work and back office integrations, which can sometimes be a lengthy process, a process that places more distance than we like between the day the contract is executed and the date we’re able to recognize the revenue under GAAP rules. I talked about how we wanted to move to a completely self-service model, with self-signup, self-onboarding, self-configuring, best-in-class content management system capabilities, great user level administrative capabilities and great industry-leading analytics in both mobile and desktop platforms that synch with one another—and how about this—a super-slick, one-click synch feature, that synchs immediately with Salesforce right in the app.

Because, with that architecture, we could scale much more rapidly, we could lay the foundation for hyper-growth, and what if, what if we could even incorporate verbLIVE in that platform? That would really be great, wouldn’t it? Well, we’ve done just that. We call it verbTEAMS, and it’s actually available right now on our website. It offers a 30-day free trial, and I encourage all of you to check it out. This is not the slimmed down proof-of-concept data that we’ve shared with you previously. This is the real deal, guys. Congrats to Denise Butler and her team for getting this done in time for today’s presentation.

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Okay, next. Many of you have asked about the acquisition of SoloFire we did a couple of months ago. Well, much of the underlying technology for verbTEAMS came from the SoloFire acquisition, although I still say the greatest assets we got in the SoloFire acquisition were the people, an amazing group, super-motivated, very talented individuals, that have been a great addition to the Verb family.

For those of you who will undoubtedly ask how much of the revenue we reported in Q3, and will report in Q4, is from SoloFire, the answer is actually very little, approximately 3%, and not because they didn’t have any, far from it. As you know, we closed the acquisition in September, so most of the quarter was already over and, as a result, you wouldn’t really expect to see revenue to have had any meaningful impact in what we’re reporting today, but there’s actually another much bigger reason.

First, since I know you’ll also ask, SoloFire was a virtually breakeven business that provided no really meaningful increase in our overhead, and they’re on target to do approximately $1.1 million to $1.2 million this year, which really would have added a nice lift to our quarterly numbers, but there’s this somewhat obscure GAAP accounting rule that impacts how deferred revenue is recognized by an acquiring company. Unlike our business, in which we bill large enterprise clients on a monthly basis and recognize the revenue monthly as we render the service, SoloFire bills their clients annually. So, under GAAP revenue recognition rules, they can only recognize one-twelfth of that revenue each month as the balance is booked as deferred revenue. However, according to this obscure GAAP rule, when that company is acquired, the entire balance of that deferred revenue, that you look forward to recognizing each month, is simply removed from the deferred revenue account and just booked as goodwill. So, all the deferred revenue sitting on SoloFire’s books just before the acquisition, a portion of which we would have liked to show up in our P&L each month post-acquisition, it’s simply disappears for GAAP reporting purposes.

Yes, I can almost hear some of you scratching your heads right now. That’s why you won’t see any meaningful revenue from SoloFire showing up in our revenue reporting this year. I thought I’d take the time to explain that, as I know even many sophisticated investors looking at our financials for the bump revenue from SoloFire aren’t aware of that rule.

So, bottom line, while SoloFire has had a great year, a great third quarter, and it looks like they’re going to have a great fourth quarter, we won’t be able to recognize any of that SaaS recurring revenue this year, but we expect to enjoy a nice bump next year as those contracts continue to renew. As you may know, their business is entirely enterprise-based sales in the life sciences sector and we’ve added quite a bit of rocket fuel to marketing that business, so they’re now trying to respond to a massive influx of leads from that sector, which, again, will contribute nicely to our bottom line next year. And, yes, they’ve begun introducing verbLIVE to their clients, who look forward to adding it to their respective platforms in the coming months.

Next, as to our Japan operations, which continue to perform, we’re launching four major clients on Verb CRM over the next eight weeks, and we’re scheduled to launch our Sampling feature in Japan and Taiwan and Korea over the next 90 days.

All right, the Salesforce partnership. As many of you know, we launched our verbLIVE integration with Salesforce a few months ago, and October 1, we began our joint marketing work with Salesforce. It’s taken them a few weeks to create the marketing materials they wanted to use and they launched it a couple of weeks ago to their existing user base. Some of you have told us that you’ve seen their social media posts mentioning Verb, which is quite nice.

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Well, there’s an upcoming customer event they’ve planned. It’s actually a competition, in which we’re being featured, that we’re really very excited about. It’s called the November Demo Jam, and it’s at 1:00 p.m. Eastern, on November 19, and you can even go to it and watch it and vote for Verb. So, come out and show your support at appdemojam.com. Again, that’s appdemojam.com. It’s at one o’clock Eastern on November 19. We’re going to be featured alongside Adobe, Seismic, Smartsheet and Prolific, and I’m really excited about that. So, please come out, support us, vote for us. I expect to have some data points around their overall initiative next month.

Finally, among our big growth catalysts, I’m proud to report that we expect to have our integration with Microsoft Outlook completed before the end of the year, with an official launch not long thereafter. I can’t wait to show you some of the marketing materials we’ve already done around that launch, absolutely killer. As some of you know, there’s over 1 billion Outlook users worldwide, and at a time in this world when everyone wants to consume and share information through videos, what percentage of those users do you think would like to click right in the Outlook toolbar and create an interactive video message to send through Outlook, instead of typing an email, or launch right into a verbLIVE session right from within Outlook? I bet there’s going to be more than a few.

As I said, I wanted to share some of the marketing and pitch materials what we’ve put together, including the one from Microsoft, so go to verbshowcase.com and check out the videos. You’re going to be really impressed. Again, verbshowcase.com. It’s just a temporary site we put up for this, for our investors. So, check it out. Check it out there while it’s still available, verbshowcase.com.

And, yes, there’s more, much more, but, as I’ve said before, I’m going to play those close to the vest right now. I think we’ve delivered a lot for everyone to chew on and be excited about right now, while we keep working to bring the big ones behind the scenes closer to fruition in the coming months, if not sooner.

All right, so let’s turn to the third quarter results, which show the continued growth in the underlying SaaS business, and, as I’ve said before, we’ve achieved six consecutive quarters of SaaS recurring revenue growth—and you’re going to hear me say that again before this is over. I’m also happy to report that we even beat the preliminary guidance about our third quarter results, that we released a couple of weeks ago, on November 2.

As usual, to provide a complete picture of the business, I’m going to discuss and compare the GAAP- recognized quarterly recurring revenue reflected in our current 10-Q against prior periods, I’m going to share the number of new client contracts we executed in the quarter, and I’m going to share the annual recurring revenue we expect to generate from those new contracts.

All right. So, starting with Q2 of 2019, which was the first full quarter we reported post-NASDAQ listing and the launch of our Verb CRM app, and continuing through Q3 of 2020, here’s our quarter-over-quarter SaaS recurring revenue growth as recognized by GAAP and reflected in our filed financials: 2019 Q2 was $858,000, Q3 was $953,000, Q4 was $995,000, 2020 Q1 was $1.057 million, 2020 Q2 was $1.274 million, and third quarter 2020 was $1.478 million. That’s six consecutive quarters of SaaS growth. Yes, I said it again. Again, these numbers represent the GAAP-recognized SaaS revenue as reported on our financials as a component of our digital revenue.

So, comparing these results to last quarter: SaaS revenue in Q3 of $1.478 million, which is up almost 16% over Q2, which was our record-breaker, if you recall, and reflects growth of almost 55% over the same period of last year; total digital revenue in Q3 of $1.838 million, up almost 10% over Q2; total non-digital revenue of Q3 of $1.022 million, up almost 5% over Q2; and total combined revenue in Q3 of $2.86 million, up almost 8% over Q2.

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In Q3, we executed 16 new client contracts. That’s not quite the 20 we signed in Q2, not that unusual over the summer of COVID, but it is up almost 46% over the number we signed in Q1. The base value of those contracts, $834,000. I say “base value,” because base value only represents the minimum monthly guarantee over the life of the contract, and during the upcoming months and over the life of the contract, we expect the individual users will additional services and features, such as verbLIVE, and the corresponding revenue that’s not actually reflected in these numbers. It also represents $474,000 of annual recurring revenue.

A couple of other notable data points.

We’re now at 1.65 million user downloads, up from 1.49 million as of August 15.

I’ve said this before, it’s worth repeating. Our digital revenue is very high-margin business, with gross margins above 80%, and now it continues again this quarter to be the largest and fastest growing component of our total revenue. This revenue also commands the highest market multiples to calculate market value for the business and the corresponding per share value. When we think of the underlying business fundamentals, which, in our view, is the source of true market value, this is what we focus on and this is what believe value investors focus on. So, with the growth of our SaaS business, of almost 55% over last year and almost 60% over last quarter alone, I’m proud to report that our value-creation initiatives are continuing to produce measurable, quantifiable and accelerating results.

Finally, before I turn it over to Jeff, I want to reiterate our commitment that the heart and soul of our Company and of every individual that comprises this great Company will continue to be reflected in our socially-conscious initiatives. It’s not just rhetoric, but real action and real results, which you can see on our Verb for Humanity website.

As I discussed last quarter, each of us has an obligation to do what we can do to make this crazy world a better place for our children, better than the one we inherited. Fortunately, more and more investors are taking ESG scores into account when contemplating an investment. ESG stands for environmental, social and governance, and public companies are now being rated based on their ESG initiatives. According to NASDAQ, ESG information is no less relevant or useful to an investor in assessing the financial prospects and operational performance of a company and information channeled through traditional accounting practices. In fact, 76% of NASDAQ-listed companies now report at least one ESG metric on an annual basis, and we’re proud to be among them. Please take a look at our most recent socially-conscious initiatives on our new Verb for Humanity website.

I’d now like to turn the call over to Jeff Clayborne, our Chief Financial Officer, for a more detailed review of our financial results.

Jeff Clayborne

Thank you, Rory, and good afternoon, everyone.

I’d like to review the financial highlights, as included in our Form 10-Q filed today, November 16, for the quarterly period ended September 30, 2020.

As Rory has discussed, we have been focused on growing our SaaS recurring subscription revenue. Total SaaS revenue for Q3 totaled $1.5 million, an increase of 16% from the $1.3 million reported last quarter, and an increase of 55% from the $953,000 reported for the same period last year. Total digital revenue for Q3 totaled $1.8 million, an increase of almost 10% from the $1.7 million reported last quarter, and an increase of almost 28% from the $1.5 million reported for the same period last year.

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On a pro forma basis, total SaaS revenue for the first nine months of 2020 totaled $4.5 million, an increase of 33% from the $3.4 million reported for the same period last year. On a pro forma basis, total digital for the nine six months of 2020 totaled $5.7 million, an increase of almost 20% from $4.7 million reported for the same period last year.

Looking at our operating expenses, we continue to add resources to our Product Team to support development of verbLIVE, plus enhancements to Verb CRM and to our core platform to facilitate native integrations with Salesforce, Microsoft and other channel partners.

Research and development for Q3 totaled $2.4 million, an increase of approximately 98% from the $1.2 million reported for the same period last year. On a pro forma basis, research and development for the first nine months of 2020 totaled $5.3 million, an increase of 40% from the $3.8 million reported for the same period last year.

Now, we’ve had increases to general and administrative expenses, attributed to increased labor to support growth, plus retention bonuses paid to key SoloFire employees, and an increase in stock compensation expense to support growth, plus the shares granted to employees and consultants as part of our payroll reduction plan, an increase in professional services, primarily related to the acquisition of SoloFire, and we had an increase in facility costs at our offices in Newport Beach, California.

General and administrative expenses for Q3 totaled $6.7 million, an increase of approximately 102% from the $3.3 million reported in the same period last year. On a pro forma basis, general and administrative expenses for the first nine months of 2020 totaled $14.9 million, an increase of approximately 42% from the $10.5 million reported in the same period last year.

As of September 30, 2020, cash totaled $10.7 million, our total assets were $42.6 million, total liabilities were $20.8 million, and total stockholders’ equity was $21.8 million.

We had a couple notable changes to our balance sheet in 2020. We added $1.9 million in notes payable as part of the acquisition of SoloFire, that was paid off on October 1, 2020, plus we added $1.5 million in long-term debt, of which, $1.2 million is a Paycheck Protection Program loan that we believe will be completely forgiven, that I’ll discuss in further detail in a moment, plus $150,000 associated with an Economic Injury Disaster loan payable over 30 years, and an additional Paycheck Protection Program loan of $90,000 we inherited from the SoloFire acquisition.

We had a couple classification changes, as $1.1 million of long-term-related party debt and $521,000 deferred incentive compensation is now classified as current.

As Rory mentioned earlier, we’ve also been incredibly focused on properly capitalizing the Company to provide necessary growth capital and to manage the social and economic uncertainty. Some of the financing initiatives that occurred in the first nine months of 2020 are as follows:

On February 5, 2020, we initiated a private placement for the sale and issuance of up to 5 million restricted shares of our common stock at a per-share price of $1.20, which represented a 20% discount to the then current $1.50 closing price of our common stock on the day the offering was priced and is memorialized by executed subscription agreements. As a result of this private placement, a total of 4,237,833 shares of common stock were subscribed for and issued for net proceeds of $4.4 million, after direct costs.

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On April 17, 2020, we received loan proceeds in the amount of approximately $1.2 million under the Paycheck Protection Program, or PPP. The PPP, established as part of the Coronavirus Aid Relief and Economic Security Act, provides for loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the qualifying business. The loan and accrued interest are forgivable after the earlier of, one, 24 weeks after the loan disbursement date, and two, December 31, 2020, as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. To the extent any portion of the loan is not forgiven, it is payable over two years at an interest rate of 1%, with a deferral of payments for the first six months. We have used, and will continue to use, the proceeds solely for the expenditures strictly in compliance with the terms of the PPP.

On July 24, 2020, we closed our public offering and the Company issued and sold 12,545,453 shares of common stock, which includes 1,636,363 shares of common stock sold pursuant to the exercise by the underwriters of an over-allotment option for gross proceeds of $13.8 million. Our net proceeds totaled $12.3 million after deducting the underwriter discounts, commissions and offering expenses.

As of today, there are 46,693,790 shares of our common stock issued and outstanding. Of the total number of common shares issued and outstanding, approximately 4.5 million shares, or approximately 10%, are owned or controlled by Management and the Board members.

I’d like to turn the call back over to the Operator for Q&A. Operator?

Operator

At this time, we will be conducting a question and answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary for you to pick up your handset before pressing the star key. One moment while we poll for questions.

Our first question come from the line of Brian Kinstlinger with Alliance Global Partners. You may proceed with your question.

Brian Kintstlinger

Hi, good evening. Can you hear me.

Rory J. Cutaia

Good evening, Brian. East Coast. How are you?

Brian Kinstlinger

Good. How are you? It’s my fourth earnings call tonight, so. My first question is on verbLIVE. I think, although I was late to call, you mentioned its launch. I just want to make sure you’ve had the official launch and not a soft launch. I didn’t see a press release, which I thought we would. Then, can you talk about the revenue model? Is this revenue per seat per month, and if so, what price should we be thinking about?

Rory J. Cutaia

Yes, I talked about that, Brian, earlier in the call before you came on. We’re pretty satisfied now that we’ve been able to harden the platform and ensure that we have the degree of scalability for simultaneous users on a global basis now. As I mentioned in our last earnings call, as you know, we were concerned that the rate of adoption and the rate of growth around that might challenge the platform, but I feel pretty good about it now. There was final testing happening, because I have these guys on it every single day, and we do have a growing, growing backlog of users, who will absolutely challenge the platform. So, at this moment, it looks like we’re just a few weeks away now from the launch, the official launch globally, with all of our clients. We’ll put our direct sales clients on it first, because, as I said, that’s low-hanging fruit. These guys have already signed up on this, really, a ton of those. I also mentioned in the call that we’re going to be doing a Cyber-Monday launch with a handful of our clients as a way to really kick off verbLIVE. So, we’re pretty excited about that, that’s coming up.

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In terms of the revenue model, it’s a SaaS model. It’s a monthly recurring fee. If you are a Verb CRM existing subscriber, then you will have a premium opportunity to pay—I think it’s $4.95 a month on top your other subscription. So, that’s the current plan.

Brian Kinstlinger

Great, and did you mention how many—you said you have a bunch of customers that have already signed up. Do you have maybe a figure for how many seats you already have signed up for once it’s ready to go, you know, in the last few weeks of maybe the year, that you can get them on the platform?

Rory J. Cutaia

Yes, that’s another metric that we spoke to. We’ve got 17-some-odd—actually, I think there’s more now—clients that have signed up. Those are enterprise clients. Their user base, among them, is somewhere north of 460,000 individual users, and as we roll it out, we’ll see what kind of adoption rates we get. We’re pretty optimistic, but I think for purposes of sort of trying to set expectations, we are assuming—just for modeling purposes, let’s assume we’re going to get 10% of those. Frankly, I think we’re going to get more, but I think for modeling purposes, that comes out to, if you’re looking at annual recurring revenue, somewhere north of $5 million of annual recurring revenue.

Brian Kinstlinger

That was interesting and great. Now, just from some of your products, I’m just curious, is the enterprise taking on that $4.95 per month charge, or is it the user, an employee, who is taking on that charge, or does it vary?

Rory J. Cutaia

It varies. We are finding a great deal of success in a model whereby corporate, the enterprise pays a flat fee, and then the balance is paid by the individual users. We’re seeing great adoption and acceptance of that, and we feel pretty good about it.

But, you joined after I spoke about verbTEAMS, Brian, which is our new product, which addresses some of the things that you and I have spoken about in the past. That’s a completely self-serve, self-onboarding new platform that we launched today, that you really, really need to take a look at, Brian. You might want think about incorporating (inaudible).

Brian Kinstlinger

Great. Then, switching to a different product, I know that you’ve slowed the rollout of in-app purchasing, given your focus on verbLIVE, but if you could just discuss in-app purchasing, how many customers have you rolled this out to, are you continuing to roll it out in the fourth quarter, just something about its contribution to the business and expectations of how you plan to move forward with this.

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Rory J. Cutaia

Yes, we’ve begun rolling that out. We’ve got a couple of applications in there. I think that our focus, as I think everybody knows, has been really getting verbLIVE out, because that’s going to give us the biggest bang for our buck, and as we’re spending our development resources on hardening that platform, you’re right, we did slow that down a bit, but you could expect to see that pick up in a pretty big way beginning in January.

Brian Kinstlinger

Great. Then, overall enterprise customer additions for the traditional product, can you talk about what they were in the third quarter, compared to maybe the second and the first quarter?

Rory J. Cutaia

Yes.

Jeff Clayborne

Hey, Brian, it’s Jeff.

Brian Kinstlinger

Hey, Jeff. How are you?

Jeff Clayborne

I’m good. So, we had 16 enterprise clients in the third quarter, compared to 20 enterprise clients in the second quarter, and we had 11 enterprise clients in Q1.

Brian Kinstlinger

Great, that’s helpful. Lastly, for me—you may have addressed this, so I’m sorry—can you give trailing 12-month revenue for SoloFire, and just to be clear, is that also a recurring SaaS revenue model 100%, or is there some non-recurring revenue in there?

Jeff Clayborne

Hey, Brian. The past four months were just north of $1 million trailing 12. No, their revenue is all SaaS. Unlike us, all their contracts, as Rory mentioned, and you might have missed that part of the call, they bill all their contracts—or one-year contracts, they bill them in advance.

Brian Kinstlinger

Can you talk about—I guess I had one more question. Since it’s a one-year contract, what’s the traditional churn been of this business?

Jeff Clayborne

Very small. Yes, they maybe lose one or two logos, what we would call a logo, annually, but obviously it’s positive net churn for them.

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Brian Kinstlinger

Great. Thank you so much.

Rory J. Cutaia

One thing I would add to that, Brian, we’re really beginning to see some big logos, big businesses join. This quarter, we added Market America, which is huge, huge, huge enterprise, and we also added Shaklee, which I think—I think we have a press release that you’ll see in the morning tomorrow. So, a couple of big ones. The thing about Shaklee that I think is interesting, not only are they, I think, among the top 10, in terms of size, direct sales companies in the world, which is a big win for us—obviously, that was a competitive situation—but the other thing that’s really cool about the Shaklee thing is that we’ve created an integration for Verb CRM into Salesforce, because Shaklee uses Salesforce as their CRM for their entire organization and they wanted the features and functionality of Verb CRM to sync with Salesforce, so we built that, and that’s going to be a great model for us going forward with our other clients, that we’ve done that.

Brian Kinstlinger

Great. Thank you, guys.

Operator

Ladies and gentlemen, we have reached the end of today’s question and answer session. I would like to turn the call back over to Mr. Rory J. Cutaia for closing remarks.

Rory J. Cutaia

Well, look, thank you all very much for taking the time to listen to us talk about Verb. We are in a crazy time in the world, guys, there’s so many things that are going on right now that are impacting our lives, but as I said in the beginning of the call, man, we are so optimistic about what’s going on with the business right now. The things that we’ve done in 2020, introducing verbTEAMS, I know that was a big surprise for a lot of you guys. That’s the ability to self-onboard right on the website, and all the features of that. That has a one-click sync with Salesforce. verbLIVE is in it. That’s a really, really exciting new product for us, and it’s actually out there now. Please take a look at it. Some of the other initiatives that we talked about, the hyper-growth things, guys, we’re delivering. We are not stopping. COVID, nothing is slowing us down. We are really firing on all cylinders. So, 2021, I’m very, very excited about it.

I also asked you guys to please go check out their website. I gave you the address. Denise, what was the website?

Denise Butler

Verbshowcase.com.

Rory J. Cutaia

Verbshowcase.com. Take a look at that video about what the Microsoft Outlook integration is going to look like, roughly, right, but we’re going to try and finish the product and make it look as close to that as possible. It’s killer, it’s crazy. Yes, I’m excited, and I do my best to temper that excitement, but it’s hard. Honestly, I really feel so proud of my team, and thank you for hanging with us through this crazy time. I think we’re going to do really, really well together. Enjoy the holidays. Talk soon.

Operator

This does conclude today’s conference. You may disconnect your lines at this time.

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